Exhibit 5.1

OPINION OF WILSON SONSINI GOODRICH & ROSATI, PROFESSIONAL CORPORATION

March 17, 2008

XTENT, Inc.

125 Constitution Drive

Menlo Park, CA  94025-1118

Re:          Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on March 17, 2008 (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 1,611,092 shares of your common stock, par value $0.001 per share (the “Shares”), (i) 920,624 shares of which are to be issued pursuant to options under the 2006 Equity Incentive Plan and (ii) 690,468 shares of which are to be issued pursuant to the 2006 Employee Stock Purchase Plan (collectively, the “Plans”).  As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Plans.

It is our opinion that, when issued and sold in the manner described in the Plans and pursuant to the agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Philip H. Oettinger